UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

DANA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	34-4361040

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☑
Securities Act registration statement file number to which this form relates: Not applicable
(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

Series A Junior Participating Preferred Stock Purchase Rights

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
     Dana Corporation (Dana) has a preferred share purchase rights plan designed to deter coercive or unfair takeover tactics. The plan, which is described in “Note 2. Preferred Share Purchase Rights” to the consolidated financial statements in Dana’s annual report on Form 10-K for the fiscal year ended December 31, 2005, was adopted in 1996 to replace a predecessor rights plan that had been in effect since 1986 and expired after ten years.
     The rights plan is administered under the Rights Agreement, dated as of April 25, 1996, as amended, between Dana and The Bank of New York, Rights Agent, as successor to Mellon Investor Services LLC (formerly Chemical Mellon Shareholder Services, L.L.C.). Pursuant to the Rights Agreement, one right to purchase 1/1000th of a share of Series A Junior Participating Preferred Stock, no par value, has been issued on each share of Dana’s common stock outstanding on and after July 25, 1996. Dana registered the rights on a Form 8-A filed on May 1, 1996. A full description of the rights is contained therein and incorporated herein by reference.
     Under certain circumstances, the holder of each right may purchase from Dana the number of shares of Dana common stock that have a market value of twice the right’s exercise price (in effect, a 50% discount on the stock). Thereafter, if Dana merges with or sells 50% or more of its assets or earnings power to an acquirer (as defined in the Rights Agreement) or engages in similar transactions, any rights not previously exercised (except those held by the acquirer) can be exercised to purchase from the acquiring company the number of shares of its common stock that have a market value of twice the right’s exercise price (in effect, a 50% discount on the acquirer’s stock). This summary is qualified by reference to the Rights Agreement, a copy of which is attached as Exhibit 1 to the Form 8-A referenced above.
     On July 18, 2006, Dana’s Board of Directors adopted an amendment to the Rights Agreement to extend the Final Expiration Date of the rights (as defined in the Rights Agreement) for ten years. Consequently, the rights will expire at the close of business on July 25, 2016 (rather than July 25, 2006), unless exercised, redeemed or exchanged sooner. There were no other changes to the Rights Agreement, apart from conforming the legend on Dana’s share certificates and the exhibits to the Rights Agreement in a manner consistent with this amendment. This description of the amendment is qualified in its entirety by reference to the copy of the amendment filed as Exhibit 4 hereto and incorporated herein by this reference.
Item 2. Exhibits.

Exhibit
Number	Exhibit
4	Amendment No. 2, effective as of July 18, 2006, to the Rights Agreement, dated as of April 25, 1996, as amended, by and between Dana and The Bank of New York, Rights Agent, filed by reference to Exhibit 99.1 to Dana’s Form 8-K filed on July 21, 2006

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

DANA CORPORATION (Registrant)

Date: July 21, 2006	By:	/s/ Michael L. DeBacker Michael L. DeBacker Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4	Amendment No. 2, effective as of July 18, 2006, to the Rights Agreement, dated as of April 25, 1996, as amended, by and between Dana and The Bank of New York, Rights Agent, filed by reference to Exhibit 99.1 to Dana’s Form 8-K filed on July 21, 2006

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